Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, October 3, 2022.

Amsterdam

Brussels

London

Luxemburg

New York

Rotterdam

To the Company:

We have acted as legal counsel as to Dutch law to the Company in connection with the filing of the Registration Statement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon drafts of the Reviewed Documents, a draft of the Registration Statement and pdf copies or drafts, as the case may be, of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Reviewed Documents, the Registration Statement or the Corporate Documents subsequent to the date of this opinion letter.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.

drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.

if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

c.	the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us;

d.

at each Relevant Moment (other than a Relevant Moment when Ordinary Shares will be issued pursuant to a duly completed and executed B.V. Deed of Issue), Ordinary Shares shall have been admitted for trading on a regulated market, a multilateral trading facility or a comparable trading system outside the European Economic Area as referred to in Section 2:86c(1) DCC;

e.

(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Current Articles are the Articles of Association currently in force and as they will be in force at the time of execution of each B.V. Deed of Issue, and (iii) and the Revised Articles shall be the Articles of Association as they will be in force at each Relevant Moment (other than a Relevant Moment when Ordinary Shares will be issued pursuant to a duly completed and executed B.V. Deed of Issue);

f.

(i) at each Relevant Moment, the resolutions recorded in the Resolutions shall be in full force and effect, (ii) at each Relevant Moment, the factual statements made and the confirmations given in the Resolutions and in each Deed of Issue shall be complete and correct and (iii) the Resolutions correctly reflect the resolutions recorded therein;

g.	at each Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the issuance of the Warrant Shares;

h.	the Warrant Assumption Agreement will be validly signed on behalf of the Parties thereto in the form reviewed by us;

i.	the exercise price for any Warrants shall at least equal the aggregate nominal value of the underlying Warrant Shares;

j.

at a Relevant Moment, the relevant Deed of Issue shall have been validly signed and executed on behalf of the Company and, with respect to each B.V. Deed of Issue, on behalf of each other party thereto; and

k.

the Warrants (i) have been validly granted as a right to subscribe for Ordinary Shares (recht tot het nemen van aandelen), (ii) shall be in full force and effect upon being exercised and (iii) shall have been validly exercised in accordance with the terms thereof.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.

The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and, upon the execution of the Deed of Conversion, shall be validly existing as a naamloze vennootschap.

Corporate Power

2.

The Company has taken all corporate action required by its Current Articles and Dutch law in connection with (i) the entering into the Warrant Assumption Agreement, and (ii) the assumption of the Warrants.

Registered Shares

3.

Subject to receipt by the Company of payment in full for the Registered Shares as provided for in the Reviewed Documents, and when issued and accepted in accordance with the Resolutions and the Reviewed Documents, the Registered Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.

Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.

Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles and in the Revised Articles, we have no reason to believe that, by entering into the Deeds of Issue Documents, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

C.

Pursuant to Section 2:98c DCC, a company such as the Company may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Reviewed Documents, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c DCC in connection with the issue of the Registered Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.

the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.

the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.

The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Bankruptcy Code”	The Dutch Bankrupcty Code (Faillissementswet).

“B.V. Deeds of Issue”	The form of a notarial deed of issue of Ordinary Shares prepared by us with reference number 82045424 M 50889427, pursuant to which, once duly completed and executed before the execution of the Deed of Conversion, 36,258,312 Ordinary Shares are intended to be issued.

“Board”	The Company’s board (bestuur).

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	NewAmsterdam Pharma Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), registered with the Commercial Register under number 86649051, to be renamed NewAmsterdam Pharma Company N.V. upon execution of the Deed of Conversion.

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Current Articles, the Revised Articles and the Resolutions.

“Current Articles”	The Articles of Association as contained in the Deed of Incorporation.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Conversion”	The draft deed of conversion and amendment to the Articles of Association prepared by us with reference number 82045424 M 51082583 (unofficial English translation with reference number: 82045424 M 51082584).

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated June 10, 2022.

“Deed of Issue”	Each duly completed and executed B.V. Deed of Issue and each duly completed and executed N.V. Deed of Issue.

“eIDAS Regulation”	Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

“General Meeting”	The Company’s general meeting (algemene vergadering).

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Counsel of 15 December 2021, listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands.

“N.V. Deeds of Issue”	The form of a private deeds of issue of Ordinary Shares prepared by us with reference numbers 82045424 M 51251117, 82045424 M 51251118 and 82045424 M 51251119, pursuant to which, once duly completed and executed following the execution of the Deed of Conversion, 49,867,330 Ordinary Shares are intended to be issued.

“Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.12 each.

“PRIIPs Regulation”	Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs).

“Prospectus Regulation”	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Registered Shares”	86,125,642 Ordinary Shares as referred to in the respective Deeds of Issue and the Warrant Shares.

“Registration Statement”	The Company’s registration statement on Form F-4 filed or to be filed with the SEC in connection with the registration of the Registered Shares in the form reviewed by us.

“Relevant Moment”	Each time when Registered Shares are issued.

“Resolutions”

Each of the following, once duly completed and executed:

a.  the written resolutions of the Board dated July 25, 2022;

b.  the draft written resolutions of the Board prepared by us with reference 82045424 M 51075842;

c.   the written resolutions of the General Meeting dated July 25, 2022; and

d.  the draft written resolutions of the General Meeting prepared by us with reference 82045424 M 51075836.

“Reviewed Documents”	The B.V. Deed of Issue, each N.V. Deed of Issue, the Warrant Agreement and the Warrant Assumption Agreement.

“Revised Articles”	The Articles of Association as they will read upon the execution of the duly completed Deed of Conversion.

“SEC”	The United States Securities and Exchange Commission.

“Warrant Agreement”	The warrant agreement dated as of December 8, 2020 by and between Frazier Lifesciences Acquisition Corporation and Continental Stock Transfer & Trust Company, to be amended by the Warrant Assumption Agreement and assumed by the Company and the other parties named theirein.

“Warrant Assumption Agreement”	The assignment, assumption and amendment agreement, by and between Frazier Lifesciences Acquisition Corporation, the Company and Continental Stock Transfer & Trust Company in the form reviewed by us.

“Warrants”	The right to acquire Warrant Shares pursuant to the Warrant Agreement and the Resolutions.

“Warrant Shares”	Up to 4,767,000 Ordinary Shares.